Exhibit 20

Schedule of Transactions

Shamrock Activist Value Fund, L.P.
Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/08/09	2,996	$4.9000	$14,680
06/09/09	2,344	$4.9000	$11,486
06/10/09	2,198	$4.9032	$10,777
06/16/09	49,944	$4.7100	$235,236
06/17/09	49,944	$4.7000	$234,737
06/19/09	104,882	$4.6988	$492,820

Total:	212,308		$999,736

Shamrock Activist Value Fund II, L.P.
Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/08/09	2	$4.9000	$10
06/09/09	1	$4.9000	$5
06/10/09	1	$4.9032	$5
06/16/09	28	$4.7100	$132
06/17/09	28	$4.7000	$132
06/19/09	59	$4.6988	$277

Total:	119		$561

Shamrock Activist Value Fund III, L.P.
Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/08/09	2	$4.9000	$10
06/09/09	1	$4.9000	$5
06/10/09	1	$4.9032	$5
06/16/09	28	$4.7100	$132
06/17/09	28	$4.7000	$132
06/19/09	59	$4.6988	$277

Total:	119		$561

*	Excludes Brokerage Commissions